Exhibit 10.1

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT, effective July 1, 2007, by and between SPORT-HALEY, INC., a Colorado corporation (the “Company”) and CATHERINE B. BLAIR (the “Executive”).

WHEREAS, the Company has, prior to the date of this Agreement, employed the Executive as the Company’s Vice President of Merchandising and Design, pursuant to that Amended Executive Employment Agreement effective June 1, 2005; and

WHEREAS, the Company desires to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by the Company, pursuant to the terms of this Amended Executive Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1  Employment. The Company hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of the Company pursuant to the terms of this Amended Executive Employment Agreement, which Agreement shall supersede and replace the Amended Executive Employment Agreement effective June 1, 2005 in its entirety. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to her pursuant to this Agreement.

Section 1.2  Duties and Responsibilities. The Executive shall hold the position with the Company which is specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of the Company. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to her from time-to-time by the Chief Executive Officer or the Board of Directors of the Company.

Section 1.3  Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at the Company’s offices, or at such other place or places as the Executive may designate with the Company’s approval, which shall not be unreasonably withheld.

Section 1.4  Vacations. The Executive shall be entitled each year to a reasonable vacation of not less than four weeks in accordance with the established practices of the Company now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should the Company from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

Section 1.5  Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of the Company in all respects, including expenses for entertainment, travel and similar items. The Company will reimburse the Executive for all such expenses that are reasonably related to the Company’s business and primarily for the Company’s benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by the Company’s Chief Financial Officer.

Section 1.6  Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to the Company’s executive employees including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II

COMPENSATION

Section 2.1  Base Salary. The Company shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be raised by action of the Board of Directors, and such raises shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and the Company’s bonus plan.

Section 2.2  Bonus and Bonus Plan Participation. The Executive shall be entitled to receive a bonus at such time or times as may be determined by the Compensation Committee of the Board of Directors of the Company. The Executive shall also be entitled to receive bonuses of up to 30% of the Executive’s base salary in accordance with the provisions of the Company-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1  Term. This Agreement shall be for a term which is specified on Schedule 1, commencing on its effective date, subject, however, to termination during such period as provided in this Article. Provided that the Executive is in compliance with all of her obligations hereunder, the term of the Executive’s employment shall be extended automatically for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either the Company or the Executive shall, at least 90 days prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement. If the Company gives such written notice of non-renewal, the provisions of Section 3.3 shall apply; if the Executive gives such written notice of non-renewal, the provisions of Section 3.5 shall apply. Automatic renewals shall be effective in subsequent years on the same day of the same month as the original effective day and month of this Agreement.

Section 3.2  Termination by the Company with Cause. The Company may terminate the Executive, at any time, upon ten days’ written notice and opportunity for the Executive to remedy any non-compliance with the terms of this Agreement (if such non-compliance is capable of being remedied; if not, the Company’s notice of termination shall be effective immediately), for Cause. In such event, the Board of Directors shall provide in writing to the Executive an opinion of the Board of Directors, signed by each member voting in favor of termination of the Executive, which shall specify with particularity the basis for such termination. Upon the date of termination of this Agreement pursuant to this Section 3.2, the Company’s obligation to pay any compensation shall terminate, at which time the Company shall be responsible for compensating the Executive for any vacation time not taken. Subject to this exception and the obligation of the Company to compensate the Executive through the notice period, no other compensation shall be payable to the Executive should this Agreement be terminated pursuant to this Section 3.2.

As used herein, the term “Cause” shall be limited to any of the following from and after the date hereof: (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Executive in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony, which is not appealed and subsequently reversed or vacated; or (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by the Executive shall be deemed “willful” if done, or omitted to be done, by her in good faith and with the reasonable belief that her action or omission was in the best interests of the Company.

Section 3.3  Termination by the Company without Cause. The Company may terminate the Executive’s services without cause at any time upon 90 days’ written notice. In such event, in addition to compensating the Executive during such 90-day notice period, the Company shall be obligated to compensate the Executive with severance pay equal to twelve additional months’ compensation as of the date of such termination. Accordingly, in the event the Company terminates this Agreement without cause or chooses not to renew this Agreement upon its expiration, the

Executive shall receive an aggregate of fifteen months’ salary from and after the date of the Executive’s receipt of a notice of termination through and including the date of termination. In addition to the foregoing, the Executive shall receive a bonus which shall be equivalent to 50% of the bonus last received by the Executive, if any, during the twelve months prior to termination.

Section 3.4  Termination by the Executive with Cause. The Executive may terminate her employment with the Company at any time, upon 30 days’ written notice and opportunity for the Company to remedy any non-compliance, by reason of (i) the Company’s material failure to perform its duties pursuant to this Agreement, or (ii) any material diminishment in the duties and responsibilities, working facilities, or benefits as described in Article I of this Agreement; provided that the Executive must so notify the Company of the applicable condition within 90 days of the initial existence of such condition. The Executive shall not be entitled to the severance compensation and other benefits described in Section 3.7 below in the event of termination of this Agreement pursuant to this Section 3.4, except as otherwise provided in Section 3.7(a), but shall be entitled to severance pay equal to twelve months’ compensation and benefits from the effective date of termination, upon a determination that the Company has failed to perform its duties pursuant to this Agreement and that such failure is material or a determination that the duties and responsibilities, working facilities, or benefits as described herein have been materially diminished. Such determination shall be made by the Board of Directors in their best good faith.

Section 3.5  Termination by the Executive Without Cause. The Executive, without cause, may terminate this Agreement upon 90 days’ written notice to the Company. In such event, the Executive shall not be required to render the services required under this Agreement following such 90-day period. Compensation for vacation time not taken by the Executive shall be paid to the Executive at the date of termination. The Executive shall not be entitled to the severance compensation and other benefits described in Section 3.7 below in the event of termination of this Agreement pursuant to this Section 3.5, except as described in Section 3.7(a), but shall be entitled to the compensation provided in Section 3.3.

Section 3.6  Termination upon Death of the Executive. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive’s death. In such event, all unpaid compensation and bonuses due to the Executive as of the date of death (but not for the remainder of the term or extended term), compensation for earned, but not used, vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive’s estate.

Section 3.7  Severance Compensation and Continuation of Benefits.

(a)        Notwithstanding any other provisions hereof, in the event of a non-negotiated change in control of the Company and either the Executive or the Company terminates this Agreement within 60 days of such non-negotiated change in control, the Executive shall receive severance compensation, payable in a lump sum within 30 days of such termination, equal to two times her annual salary and incentive or bonus payments, if any, as shall have been paid to the Executive during the most recent 12-month period concluded prior to the date of her termination.

(b)        The term  “change of control” is defined for purposes of this Agreement as a (i) change in the ownership of the Company (as defined in Section 1.409A-3(i)(5)(v) of the federal tax regulations); (ii) change in the effective control of the Company (as defined in Section 1.409A-3(i)(5)(vi) of the federal tax regulations); or (iii) change in the ownership of a substantial portion of the Company’s assets (as defined in Section 1.409A-3(i)(5)(vii) of the federal tax regulations). Notwithstanding any provisions to the contrary herein, a change of control shall not mean any transaction or series of transactions wherein the Company repurchases its own securities or a “going private” transaction by the Company or its affiliates, within the meaning of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The term “non-negotiated change of control,” shall mean a change of control, as defined above, which is not negotiated or approved by at least two thirds of the board of directors of the Company prior to the change of control event.

(c)        In the event the Executive is required to hire counsel to negotiate on her behalf in connection with her termination or a change in control of the Company, or in order to enforce the rights and obligations as provided herein, the Company shall reimburse to the Executive all reasonable attorneys’ fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid by the Company every 30 days after the Executive provides to the Company copies of invoices from the Executive’s counsel. Such invoices may be redacted to preserve the attorney-client privilege or attorney-client confidentiality.

(d)        So long as the Executive is receiving severance compensation pursuant to this Section 3.7, or Sections 3.3, 3.4 or 3.5, the Executive shall be entitled to continue to participate, at the Company’s cost, in all existing benefit plans provided to the Company’s executive employees at the time of the Executive’s termination or resignation. Such plans shall include, but are not limited to, then-existing medical, health, dental, vision, disability, life insurance and death benefit plans. If the terms of such plans expressly prohibit the Executive from continuing as a participant in such plans following the date of resignation or termination, the Company will provide the Executive with benefits equivalent to, or exceeding, those offered by the then-existing benefit plans offered to the

Company’s executive employees, all at the Company’s cost, for the duration of the Executive’s right to severance compensation hereunder.

Any compensation to be paid to the Executive under the foregoing provisions of this Section 3.7 shall be subject to the Executive complying with the non-compete provisions of Section 4.1(c) below. In the event the Executive does not so comply, the Company shall be released from any obligations to the Executive under this Section 3.7.

Section 3.8  Options. Any options granted to the Executive to purchase stock of the Company shall become fully vested on the date of termination of this Agreement, except in the event termination is by the Company for reasons specified in Section 3.2 of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and the Company, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby incorporated by reference into each such option grant or agreement.

Section 3.9 Delay in Payment of Severance Under Certain Circumstances. Notwithstanding the timing of payments due to the Executive pursuant to Sections 3.1, 3.3, 3.4, 3.5, or 3.7 hereof, if, on the date of the Executive’s “separation from service” (as such phrase is defined in Section 1.409A-1(h)(1) of the federal tax regulations), the Executive is a “specified employee” (as such phrase is defined in Section 1.409A-1(i) of the federal tax regulations), no such payment shall be made to the Executive prior to the date that is six months after the date of the Executive’s separation from service (or, if earlier than the end of such six-month period, the date of death of the Executive). Payments that, but for the application of this Section 3.9, would have been made to the Executive during such six-month period, shall be accumulated and paid to the Executive on the first day of the seventh month following the date of the Executive’s separation from service. All other such payments due to the Executive shall be paid when due pursuant to the terms hereof.

ARTICLE IV

CONFIDENTIALITY AND COMPETITION

Section 4.1  Further Obligations of the Executive During and After Employment.

(a)           The Executive agrees that during the term of her employment under this Agreement, she will engage in no other business activities which are or may be competitive with, or which might place her in a competing position to that of, the Company or any subsidiary of the Company.

(b)           The Executive realizes that during the course of her employment, the Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and inventions of the Company and its affiliates (“confidential information”). Therefore, during or subsequent to her employment by the Company, or by an affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such confidential information, except to the extent authorized by the Company in writing, or unless the Executive is ordered by a court to produce,  provided the Executive promptly notifies the Company of receipt of any order or motion to require the production of any portion of the confidential information. All confidential information, records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its affiliated companies.

(c)           Because of her employment by the Company, the Executive will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographic areas and its methods of doing business. The Executive agrees that for a period of one (1) year after termination or resignation of her employment (except if the Executive terminates this Agreement for cause under Section 3.4 hereof), she will not, directly or indirectly, compete with the Company or its affiliates in the business of designing, merchandising, marketing or contracting for the manufacture of men’s and women’s golf apparel, golf outerwear or golf headwear within the United States. This non-compete agreement shall be void and of no further force or effect in the event termination occurs under Section 3.3 or Section 3.7 hereof and the Company fails to pay the Executive amounts required under Section 3.3 or Section 3.7 hereof.

(d)           In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive’s intention to provide the Company with the broadest protection possible against harmful competition.

ARTICLE V

DISABILITY AND ILLNESS

Section 5.1  Disability and Salary Continuation.

A.            Definition of Total Disability. For purposes of this Agreement, the terms “totally disabled” and “total disability” shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Executive. If no insurance policy is in effect, “total disability” shall mean a medically determinable physical or mental condition which in the opinion of two independent physicians renders the Executive unable to perform substantially all of the duties required pursuant to this Agreement. Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians.

B.            Salary Continuation. If the Executive becomes totally disabled during the term of this Agreement, her full salary shall be continued for 360 days from the date of the disabling injury or onset of the disability illness.

Section 5.2  Illness. If the Executive is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to total disability, as defined in this Article, the compensation otherwise payable to the Executive under this Agreement shall be continued in full for the remaining term or renewed term of this Agreement, but in no event for a period exceeding one year.

ARTICLE VI

GENERAL MATTERS

Section 6.1  Governing Law. This Agreement shall be governed by the laws of the State of Colorado and shall be construed in accordance therewith.

Section 6.2  No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 6.3  Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 6.4  Benefit. This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by the Company without the Executive’s written consent.

Section 6.5  Construction. Throughout this Agreement the singular shall include the plural, and the plural shall income the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 6.6  Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 6.7  Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 6.8  Authority. The officer executing this Agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.

Section 6.9  Effective Date. The effective date of this Agreement shall be July 1, 2007.

SPORT-HALEY, INC.

By:	/s/ Donald W. Jewell
Donald W. Jewell, Chief Executive Officer

EXECUTIVE:

/s/ Catherine B. Blair
Catherine B. Blair

SPORT-HALEY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Schedule 1

Duties and Compensation

Executive:	Catherine B. Blair

Position:	Vice President of Merchandising and Design

Base Salary:

During the year from July 1, 2007 through June 30, 2008: $160,000 per year, payable bi-weekly; during the year from July 1, 2008 through June 30, 2009, and until such Base Salary may be further adjusted: $175,000 per year, payable bi-weekly.

Bonus:	As determined by the Board of Directors and in accordance with Company-wide bonus plan.

Term:	July 1, 2007 through June 30, 2009, subject to automatic one (1) year extensions described in Section 3.1 of the Amended Executive Employment Agreement.

Duties and
Responsibilities:	Supervision and coordination of all merchandising and design operations of the women’s division of the Company/Sport-Haley.

APPROVED:

THE COMPANY:		EXECUTIVE:

By:	/s/Donald W. Jewell	/s/Catherine B. Blair
	Donald W. Jewell, Chief Executive	Catherine B. Blair
Officer

Effective Date: July 1, 2007